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                                                                 EXHIBIT 3(i).4

                        BURNHAM PACIFIC PROPERTIES, INC.

                             ARTICLES SUPPLEMENTARY

                 Designating 4,800,000 shares of Preferred Stock
                             as 4,800,000 shares of

                    SERIES 2000-C CONVERTIBLE PREFERRED STOCK

         Burnham Pacific Properties, Inc., a corporation organized and existing under the laws of Maryland (the "CORPORATION"), does hereby certify to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to the authority contained in Article VI of the charter of the Corporation, as amended (the "CHARTER"), and in accordance with Section 2-208 of the Maryland General Corporation Law, the Board of Directors of the Corporation at a meeting held on August 27, 2000 duly adopted a resolution reclassifying 5,000,000 shares of Common Stock (as defined in the Charter) as Preferred Stock, par value $.01 per share (the "PREFERRED STOCK"), and designating a series of Preferred Stock as Series 2000-C Convertible Preferred Stock, having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption set forth below and authorizing the issuance of such series of Preferred Stock as set forth below. Upon any restatement of the Charter, Sections 1 through 14 of this Article FIRST shall become subsection (6.7) of ARTICLE VI of the Charter, with any necessary or appropriate changes to the enumeration and lettering of sections and subsections hereof.

         Section 1. DESIGNATION AND AMOUNT.

                 Of the 10,000,000 authorized shares of Preferred Stock, 4,800,000 shares are designated Series 2000-C Convertible Preferred Stock (the "SERIES 2000-C CONVERTIBLE PREFERRED STOCK").

         Section 2. DIVIDENDS AND DISTRIBUTIONS.

                 (a) Holders of shares of Series 2000-C Convertible Preferred Stock will be entitled to receive, when, as and if authorized by the Board of Directors out of funds legally available for the payment of dividends, cumulative quarterly cash dividends per share (rounded up to the nearest whole cent) equal to the greater of (i) 2.00% (per quarter) of the Stated Value per share of Series 2000-C Convertible Preferred Stock, ("STATED VALUE" means $25.00 per share of Series 2000-C Convertible Preferred Stock, as such amount is reduced from time to time pursuant to payments in respect of the Change of Control Preference (as defined below) or the Liquidation Preference (as defined below)), and (ii) the Common Stock Dividend Amount (as hereinafter defined) per share of Series 2000-C Convertible Preferred Stock, payable in each case in arrears on the last Business Day (as hereafter defined) of each March, June, September and December of each year, commencing on the first such day after the issuance of a share of Series 2000-C Convertible Preferred Stock (each a "DIVIDEND PAYMENT DATE"). The "COMMON STOCK DIVIDEND AMOUNT" applicable as of any Dividend Payment Date shall mean the amount of the product of (i) the dividend payable on (or immediately preceding, as set forth below) such Dividend Payment Date with respect to each share of Common Stock, and (ii) the number of shares of Common Stock into which each share of Series 2000-C


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                                                                               2

Convertible Preferred Stock would be entitled to be converted, at the Conversion Price (as hereinafter defined) then in effect and otherwise as set forth in these Articles Supplementary, as of the record date established for such Dividend Payment Date (determined, for purposes of this computation, to the fourth decimal place), less the Dividend Catch-Up Amount (as hereinafter defined). The "DIVIDEND CATCH-UP AMOUNT" shall mean an amount per share of Common Stock equal to the amount by which the regular ($0.25 per share of Common Stock per quarter, adjusted for splits, share dividends and other similar events, as such $0.25 per share dividend amount may from time to time be reasonably and sustainably increased by the Board of Directors by resolution stating that such increased dividend amount is "REGULAR") aggregate dividends per share of Common Stock payable on the three most recent dates fixed for payment of dividends on the Common Stock (excluding the date concurrent with or within five Business Days preceding such Dividend Payment Date), whether or not declared, exceed the aggregate dividends per share of Common Stock actually paid on said three payment dates. Such cumulative quarterly cash dividends will accrue daily on the basis of a 360-day year of twelve 30-day months, and will, to the extent not paid in full on a Dividend Payment Date, together with accruals thereon, accrue at the compounded quarterly rate of 2.00% from such Dividend Payment Date until payment is made, whether or not the Corporation has earnings or surplus. The dividend payable to a holder of a share of Series 2000-C Convertible Preferred Stock on the first Dividend Payment Date after the share is issued will be the accrued dividend calculated from the date of issuance to such Dividend Payment Date plus any "ACCRUED DIVIDENDS" (as defined in the Articles Supplementary of the Corporation relating to the Series 1997-A Convertible Preferred Stock) or "ACCRUED DISTRIBUTIONS" (as defined in Exhibit C to the First Amendment to the Agreement of Limited Partnership of Burnham Pacific Operating Partnership, L.P.), as the case may be, owing to such holder in respect of the share of Series 1997-A Convertible Preferred Stock or the Preferred Unit (as defined in paragraph (c) below) exchanged, directly or indirectly, for such share of Series 2000-C Convertible Preferred Stock, calculated as of the date prior to the date of such exchange. Each Dividend Payment Date will be a date which is the date fixed for payment of dividends with respect to the shares of Common Stock or is not more than five Business Days after the date fixed for payment of dividends with respect to the shares of Common Stock. As used with regard to the Series 2000-C Convertible Preferred Stock, the term "BUSINESS DAY" means a day on which both state and federally chartered banks in New York, New York are required to be open for general banking business; "ACCRUED DIVIDENDS" means in respect of a share of Series 2000-C Convertible Preferred Stock all accrued and due dividends (compounded as provided above and together with accruals thereon) and all accrued but not yet due dividends (whether or not declared or authorized) with respect to such share plus, to the extent not previously paid, any "ACCRUED DIVIDENDS" (as defined in the Articles Supplementary of the Corporation relating to the Series 1997-A Convertible Preferred Stock) or "ACCRUED DISTRIBUTIONS" (as defined in Exhibit C to the First Amendment to the Agreement of Limited Partnership of Burnham Pacific Operating Partnership, L.P.), as the case may be, owing to such holder in respect of the share of Series 1997-A Convertible Preferred Stock or the Preferred Unit exchanged, directly or indirectly, for such share of Series 2000-C Convertible Preferred Stock, calculated as of the date of such exchange; and "OUTSTANDING DIVIDENDS" means in respect of a share of Series 2000-C Convertible Preferred Stock all accrued and due dividends (compounded as provided above and together with accruals thereon) (whether or not declared or authorized) but excluding all accrued but not yet due dividends with respect to such share, plus, to the extent not previously paid, any "ACCRUED DIVIDENDS" (as defined in the Articles Supplementary of the Corporation relating to the Series 1997-A Convertible


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Preferred Stock) or "ACCRUED DISTRIBUTIONS" (as defined in Exhibit C to the
First Amendment to the Agreement of Limited Partnership of Burnham Pacific Operating Partnership, L.P.), as the case may be, owing to such holder in respect of the share of Series 1997-A Convertible Preferred Stock or the Preferred Unit exchanged, directly or indirectly, for such share of Series 2000-C Convertible Preferred Stock, calculated as of the date of such exchange.

                 (b) Each dividend will be payable to holders of record of the Series 2000-C Convertible Preferred Stock on a date (a "RECORD DATE") selected by the Board of Directors which is not less than 10 nor more than 45 days before the Dividend Payment Date on which the dividend is to be paid. No Record Date will precede the close of business on the date the Record Date is fixed.

                 (c) Unless and until all Accrued Dividends on the Series 2000-C Convertible Preferred Stock under Section 2(a) through the most recent preceding Dividend Payment Date have been paid (or are being paid contemporaneously therewith), the Corporation may not (i) declare or pay any dividend, make any distribution (other than a distribution payable solely in shares of Common Stock), or set aside any funds or assets for payment or distribution with regard to any Junior Shares (as hereinafter defined), (ii) redeem or purchase (directly or indirectly, including, without limitation, through the Operating Partnership (as hereinafter defined) or Subsidiaries (as hereinafter defined)), or set aside any funds or other assets for the redemption or purchase of, any Junior Shares (as hereinafter defined) or (iii) authorize, take or cause or permit to be taken any action of the general partner of the Operating Partnership, that will result in (A) the declaration or payment by the Operating Partnership of any distribution to its partners (other than distributions made concurrently with distributions payable to the Corporation in respect of its partnership interest or Preferred Units in each case that will be used by the Corporation to fund the payment in full of all such Accrued Dividends (such distributions to the Corporation in respect of its partnership interest being referred to as "AUTHORIZED LP DISTRIBUTIONS" and such distributions to the Corporation in respect of its Preferred Units being referred to as "AUTHORIZED PREFERRED UNIT DISTRIBUTIONS")), or the setting aside of any funds or assets for payment of any distributions to its partners (other than those made concurrently with Authorized LP Distributions or Authorized Preferred Unit Distributions) or (B) the redemption or purchase (directly or indirectly, including, without limitation, through the Operating Partnership or Subsidiaries), or the setting aside of any funds or other assets for the redemption or purchase of any partnership interests in the Operating Partnership, except for exchange or conversions of partnership interests in the Operating Partnership in the ordinary course into shares of (1) Common Stock or (2) pursuant to the Operating Partnership Agreement (as defined herein), Series 2000-C Convertible Preferred Stock. As used herein, the term "JUNIOR SHARES" means, with regard to the Series 2000-C Convertible Preferred Stock, all partnership interests in the Operating Partnership other than those partnership interests held of record and beneficially by the Corporation and the Preferred Units, all shares of Common Stock and all shares of any other class or series of stock of the Corporation to which the shares of Series 2000-C Convertible Preferred Stock are prior in rank with regard to payment of dividends or payments upon the liquidation, dissolution or winding-up of the Corporation; the term "OPERATING PARTNERSHIP" means Burnham Pacific Operating Partnership, L.P., a Delaware limited partnership, or any successor thereto; the term "SUBSIDIARY" means any Person in which the Company directly or indirectly owns any equity interest; the term "PERSON" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated


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association, joint venture, nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or other entity of whatever nature; the term "PREFERRED UNITS" means the Series 1997-A Preferred Units issued pursuant to the Agreement of Limited Partnership, dated as of November 14, 1997, by and among Burnham Pacific Properties, Inc., as General Partner and Burnham Pacific L.P., Inc., and Burnham Pacific Properties, Inc., as limited partners, as amended through and including the Thirteenth Amendment to Agreement of Limited Partnership (and exhibits thereto), dated as of August , 2000 (as amended from time to time, the "OPERATING PARTNERSHIP AGREEMENT").

                 (d) While any shares of Series 2000-C Convertible Preferred Stock are outstanding, the Corporation may not pay any dividend, or set aside any funds for the payment of a dividend, with regard to any shares of any class or series of stock of the Corporation which ranks on a parity with Series 2000-C Convertible Preferred Stock as to payment of dividends unless at least a proportionate payment is made with regard to all Accrued Dividends on the Series 2000-C Convertible Preferred Stock (except, as to any shares of the Series 2000-C Convertible Preferred Stock as to which a notice of conversion has been furnished by the holder thereof, at the effective time of conversion) under
Section 2(a) through the most recent preceding Dividend Payment Date. A payment of dividends with regard to the Series 2000-C Convertible Preferred Stock will be proportionate to a payment of a dividend with regard to another class or series of stock if the dividend per share of Series 2000-C Convertible Preferred Stock is the same percentage of the Accrued Dividends (except as aforesaid), under Section 2(a) through the most recent preceding Dividend Payment Date, with regard to a share of Series 2000-C Convertible Preferred Stock that the dividend paid with regard to a share of stock of the other class or series is of the Accrued Dividends (except as aforesaid), under Section 2(a) through the most recent preceding Dividend Payment Date, with regard to a share of stock of that other class or series.

                 (e) Any dividend paid with regard to shares of Series 2000-C Convertible Preferred Stock will be paid equally with regard to each outstanding share of Series 2000-C Convertible Preferred Stock except to the extent that shares of Series 2000-C Convertible Preferred Stock are outstanding for differing amounts of time during the relevant dividend period.

         Section 3. VOTING RIGHTS.

                 The voting rights of the holders of shares of Series 2000-C Convertible Preferred Stock will be only the following:

                 (a) The holders of shares of Series 2000-C Convertible Preferred Stock will have the right to vote on all matters on which the holders of Common Stock are entitled to vote on an "as converted" basis with holders of shares of the Common Stock, as though part of the same class as holders of Common Stock, with such number of shares of Common Stock deemed held of record by holders of shares of Series 2000-C Convertible Preferred Stock on any Record Date as would be the number of shares of Common Stock into which the shares of Series 2000-C Convertible Preferred Stock held by such holders would be entitled to be converted on such Record Date (assuming for purposes of determining the voting rights associated with a share of Series 2000-C Convertible Preferred Stock on an "as converted" basis that the Stated Value of such


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                                                                              5

share always equals $25.00). The holders of shares of Series 2000-C Convertible Preferred Stock shall receive all notices of meetings of the holders of shares of Common Stock, and all other notices and correspondence to the holders of shares of Common Stock provided by the Corporation, and shall be entitled to take such actions, and shall have such rights, as are set forth herein or are otherwise available to the holders of shares of Common Stock in the Charter and in the Bylaws of the Corporation as in effect on the date hereof, in each case with the same effect as would be taken by holders of Series 2000-C Convertible Preferred Stock if deemed to be holders of such number of shares of Common Stock as determined as aforesaid.

                 (b) While any shares of Series 2000-C Convertible Preferred Stock are outstanding, the Corporation will not, directly or indirectly, including through a recapitalization, reorganization, or a merger or consolidation with any other Person, or otherwise, without approval of holders of at least a majority of the outstanding shares of Series 2000-C Convertible Preferred Stock, voting separately as a class, (i) issue any shares of Series 2000-C Convertible Preferred Stock, except (A) pursuant to that certain Stock Purchase Agreement dated as of December 5, 1997 (as amended from time to time, the "STOCK PURCHASE AGREEMENT") by and among the Corporation, the Operating Partnership, and Westbrook Burnham Holdings, L.L.C., and Westbrook Burnham Co-Holdings, L.L.C. (together, the "INITIAL PURCHASER") and the Exchange Agreement dated as of August - , 2000 (as amended from time to time, the "EXCHANGE AGREEMENT") by and among the Corporation, the Operating Partnership, the Initial Purchaser, Blackacre SMC Master Holdings, LLC or (B) as to not more than 400,000 shares of Series 2000-C Convertible Preferred Stock, pursuant to the Operating Partnership Agreement, by and among the Corporation, HPBA, LLC, and HPBA II, LLC, as in effect on the date hereof and pertaining to the exchange of Preferred Units for shares of Series 2000-C Convertible Preferred Stock, (ii) issue any additional Preferred Units except pursuant to the Operating Partnership Agreement as in effect on the date hereof; (iii) increase the number of authorized shares of Series 2000-C Convertible Preferred Stock; (iv) combine, split or reclassify the outstanding shares of Series 2000-C Convertible Preferred Stock into a smaller or larger number of shares; (v) exchange or convert any shares of Series 2000-C Convertible Preferred Stock for other securities or the right to receive cash, or propose or require an exchange or conversion other than as provided herein, or reclassify any shares of Series 2000-C Convertible Preferred Stock (other than shares of Series 2000-C Convertible Preferred Stock that are redeemed in accordance with the terms hereof), or authorize, create, classify, reclassify or issue any class or series of stock ranking prior to or on a parity with the Series 2000-C Convertible Preferred Stock either as to dividends or upon liquidation, dissolution or winding-up of the Corporation or as to the rights of the Series 2000-C Convertible Preferred Stock; (vi) amend, alter or repeal, or permit to be amended, altered or repealed, the following provisions of the Bylaws of the Corporation in a manner which would affect adversely the rights and preferences of any holders of Series 2000-C Convertible Preferred Stock, including, without limitation, any exception set forth therein applicable to Series 2000-C Convertible Preferred Stock: Article II, Section 11; Article III, Sections 2, 5 (last sentence), 9 (last sentence) and 10; Article IV, Sections 2 (last sentence), 3 (second sentence), 5 (last sentence); and Article XIV (last sentence); (vii) amend, alter or repeal, or permit to be amended, altered or repealed, the Operating Partnership Agreement pertaining to or affecting the terms and conditions of, or the rights or preferences of the Preferred Units or
(viii) amend, alter or repeal, or permit to be amended, altered or repealed, any of the provisions of the Charter (including the terms of the Series 2000-C Convertible Preferred Stock), the Bylaws of the Corporation, the Operating Partnership Agreement, or any organizational document of


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any Subsidiary, or enter into any agreement or take any other action, in such a manner as would affect adversely the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of (A) the Series 2000-C Convertible Preferred Stock (including, without limitation, taking any such action the result of which could be to alter the manner or rate of exchange of partnership interests in the Operating Partnership, including, without limitation, the Preferred Units, for securities of the Corporation as in effect on the date hereof), or (B) the Common Stock; provided, however, that the designation of classes of capital stock which have rights superior to those of the class of Common Stock, as otherwise permitted hereby, shall not be deemed adversely to affect the Common Stock.

                 (c) While any shares of Series 2000-C Convertible Preferred Stock are outstanding, the Corporation will not, directly or indirectly, including through a recapitalization or a merger or consolidation with any other Person, or otherwise, without the approval of the holders of not less than a majority of the outstanding shares of the Series 2000-C Convertible Preferred Stock, voting separately as a class, propose, authorize, take, or cause to be taken or allow to occur any of the following actions: (i) the Transfer (as hereinafter defined) by the Corporation to a Person of the right to exercise all or a portion of the Corporation's rights as the general partner of the Operating Partnership, or the Transfer in a single transaction or series of transactions of all or substantially all of the assets of the Corporation, the Operating Partnership and the Subsidiaries, considered as a whole, including for such purpose any Person (but excluding from the applicability of this clause (i) any Person in which the Corporation or the Operating Partnership has a direct or indirect minority interest such that a sale, transfer or assignment is not within the Corporation's or Operating Partnership's control and a merger or consolidation of the Corporation with or into a wholly-owned Subsidiary of the Corporation in which the Corporation Market Capitalization (as hereinafter defined) is unchanged as a result thereof) owned directly or indirectly by the Corporation to the extent of the Corporation's attributed interest in such other Person; (ii) any reorganization or recapitalization of the Corporation, the Operating Partnership and the Subsidiaries, considered as a whole, in a single transaction or in more than one transaction, in or as a result of which the Common Stock Valuation (as hereinafter defined) is not in excess of $15.375;
(iii) any merger or consolidation of the Corporation or the Operating Partnership with any Person (except a merger or consolidation of the Corporation with or into a wholly-owned Subsidiary in which the Corporation Market Capitalization is unchanged) in or as a result of which the Common Stock Valuation is not in excess of $15.375; (iv) the Corporation's termination of the election, or the taking of any action by the Corporation which would cause termination other than by election, of the Corporation as a real estate investment trust under the Internal Revenue Code of 1986, as amended; or (v) a Change of Control (as defined in Section 4 hereof). As used herein, "COMMON STOCK VALUATION" is the value of each share of Common Stock determined, in connection with any reorganization, recapitalization, merger or consolidation, absent manifest error, by reference to the opinion of a nationally-recognized investment bank obtained by the Board of Directors of the Corporation at the expense of the Corporation for such purpose, unless the Corporation and the Initial Purchaser otherwise agree. As used herein, "CORPORATION MARKET CAPITALIZATION" is the total market equity capitalization of the Corporation determined by reference to (determined based upon the Current Market Price, as defined in Section 5(e)(vii) hereof) (i) outstanding (assuming for this purpose the exercise of all then outstanding and exercisable warrants or other rights to acquire Common Stock issued in the ordinary


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course of business and the exercise or conversion of all other then exercisable or convertible Common Stock equivalents not otherwise referenced below and Preferred Units) shares of Common Stock, (ii) the number of shares of Common Stock which would be issued on conversion of outstanding shares of Series 2000-C Convertible Preferred Stock (determined in accordance with the terms hereof without regard to any timing restrictions on conversion), and (iii) all partnership and other equity interests in the Operating Partnership and the other Subsidiaries held by Persons (other than the Company and the Subsidiaries) (assuming for this purpose the exchange or conversion of all such third-Person partnership and other equity interests in the Operating Partnership or other Subsidiaries for shares of Common Stock). As used herein, "TRANSFER" means any sale, transfer by operation of law or otherwise, assignment, disposition or arrangement, whether voluntary or involuntary, which has the effect, directly or indirectly, of altering the holding of or causing or permitting another Person to succeed to, any voting control or economic interest, whether beneficial or of record or both (other than as a nominee of the transferor), including any arrangement for collateral purposes only, or which could, with the passage of time or the occurrence of any event, or both, have such effect.

                 (d) While any shares of Series 2000-C Convertible Preferred Stock are outstanding, the holders of the Series 2000-C Convertible Preferred Stock, voting as a separate class, shall be entitled to elect two directors in addition to any directors they may be entitled to elect pursuant to Section 9(e). The right of the holders of shares of Series 2000-C Convertible Preferred Stock, voting as a class, so to elect two members of the Board of Directors pursuant to this Section 3(d) shall continue without interruption until no shares of Series 2000-C Convertible Preferred Stock remain outstanding. Such directors shall be referred to herein as the "SERIES 2000-C DIRECTORS." At such time when no shares of Series 2000-C Convertible Preferred Stock remain outstanding the right to elect Series 2000-C Directors provided for in this paragraph and the terms of the incumbent Series 2000-C Directors shall immediately terminate. No action of any committee established by the Board of Directors or any other group so acting shall be effective unless the Board of Directors has afforded a Series 2000-C Director the opportunity to sit on such committee; PROVIDED that if all Series 2000-C Directors are prohibited from sitting on such committee by applicable law or governmental regulation or rules of any stock exchange on which the Corporation's securities are listed, the Board of Directors shall not be required to afford any Series 2000-C Director the opportunity to sit on such committee in order for such committee's action to be effective so long as a Series 2000-C Director shall, upon his or her request, be included in all meetings of such committee as a non-voting member. The election of a Series 2000-C Director shall be by the affirmative vote of the holders of a plurality of the votes cast by holders of the shares of Series 2000-C Convertible Preferred Stock, which vote may be evidenced by a consent to action without a meeting signed by the holders of such shares or may be obtained at a special meeting of the holders of Series 2000-C Convertible Preferred Stock held as provided in Section 3(e) hereof. Any Series 2000-C Director from time to time sitting as a member of the Board may be removed by the affirmative vote of the holders of record of not less than a majority of the outstanding shares of Series 2000-C Convertible Preferred Stock and, if so removed, a successor individual to serve as a Series 2000-C Director may be elected by the holders of record of not less than a majority of the outstanding shares of Series 2000-C Convertible Preferred Stock. At any annual meeting of the holders of Common Stock at which directors are to be elected, the incumbent Series 2000-C Directors shall be nominated and, upon the affirmative vote of not less than the holders of a plurality of shares of Series 2000-C Convertible Preferred Stock, shall be elected to serve as the Series 2000-C Directors.


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                 (e) Whenever the holders of shares of Series 2000-C Convertible
Preferred Stock have the right under Section 3(d) to elect a director or directors or wish to remove a director, but have not done so, the Secretary of the Corporation will, upon the written request of the holders of record of at least 15% of the outstanding shares of Series 2000-C Convertible Preferred
Stock, call a special meeting of the holders of Series 2000-C Convertible Preferred Stock for the purpose of removing and/or electing a director or directors, as the case may be. The meeting will be held at the earliest practicable date upon the notice required for annual meetings of the shareholders of the Corporation (or such shorter notice as is stipulated in the written requests for such meeting or is otherwise agreed in writing by the holders of record of the outstanding shares of Series 2000-C Convertible Preferred Stock before or within 10 days after the meeting) at the place specified in the request for a meeting, or if there is none, at a place in New York, New York, designated by the Secretary of the Corporation. If the meeting has not been called within 2 days after delivery of the written request to the Secretary of the Corporation, or within 4 days after the request is mailed by registered mail, addressed to the Secretary of the Corporation at the Corporation's principal office, the holders of record of at least 25% of the outstanding shares of Series 2000-C Convertible Preferred Stock may designate in writing one holder to call and appoint an individual to chair (who need not be an officer or member of the Board) the meeting at the expense of the Corporation, and the meeting may be called by that person upon the notice required for annual meetings (or such shorter notice as aforesaid). Any holder of shares of Series 2000-C Convertible Preferred Stock or its representative will have access to the stock ledger of the Corporation relating to the Series 2000-C Convertible Preferred Stock for the purpose of causing a meeting of shareholders to be called in accordance with this Section 3(e). Except as otherwise provided above in Section 3(d) or this Section 3(e), a director elected in accordance with Section 3(d) and this Section 3(e) will serve until the next annual meeting of the shareholders of the Corporation and until his or her successor is elected and qualified by the holders of Series 2000-C Convertible Preferred Stock, voting as a class, and qualified. Any action which may be taken by the holders of shares of Series 2000-C Convertible Preferred Stock at a meeting thereof may be taken if holders of the required number of shares consent thereto in writing in accordance with the applicable provisions of the Maryland General Corporation Law.

                 (f) The Corporation shall act on or with respect to any matter as to which it is entitled or requested to act in its capacity as a holder of Preferred Units by voting or otherwise acting with respect to all such Preferred Units solely in accordance with instructions received from a majority of the holders of Series 2000-C Convertible Preferred Shares.

         Section 4. CHANGE OF CONTROL; LIQUIDATION.

                 (a) (i) upon the Transfer in a single transaction, or series of transactions, of all or substantially all of the assets of the Corporation, the Operating Partnership and the Subsidiaries, considered as a whole, including for such purpose the assets of any Subsidiary (except that with respect to any such Subsidiary in which the Corporation or the Operating Partnership has a direct or indirect minority interest such that a sale, transfer or assignment is not within the Corporation's or Operating Partnership's control, and is not a part of, or occurring in connection with, a transaction or series of transactions covered hereby, this provision shall not apply), (ii) upon the merger or consolidation of the Corporation or the Operating Partnership with any other Person (other than a merger of the Corporation with or into a wholly-owned Subsidiary in which


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                                                                              9

the Corporation Market Capitalization is unchanged), (iii) upon any recapitalization of the Corporation, the Operating Partnership and the Subsidiaries, considered as a whole, in a single transaction or a series of transactions, in an amount or amounts which aggregate 30% or more of Corporation Market Capitalization, excluding for the purpose hereof the refinancing of any commercial loans (including loans secured by real estate in amounts and subject to terms and conditions substantially the same as the commercial loans of the Corporation on December 5, 1997), (iv) upon a Change of Control (as defined in this Section 4), (v) if the requisite shareholders of the Corporation do not approve both the "PLAN" and the "SLATE" (as such terms are defined in the Exchange Agreement) at the next annual meeting of the Corporation's shareholders, (vi) if the next annual meeting of the Corporation's shareholders is not held on or prior to November 14, 2000, (vii) on or after March 31, 2001,
(viii) on or after the date on which (A) the Board of Directors shall have delivered a "NOTICE OF SUPERIOR PROPOSAL" (as such term is defined in the Exchange Agreement) to the holders of Series 2000-C Convertible Preferred Stock or (B) the Board of Directors shall have been required to deliver such a notice pursuant to the terms of the Exchange Agreement or (ix) on or after the date on which the "PLAN" (as such term is defined in the Exchange Agreement) after having been approved by the Corporation's shareholders, is terminated by the Board of Directors, each holder of the Series 2000-C Convertible Preferred Stock, may at its option receive, and, if so electing by written notice to the Corporation to such effect, will be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distributions made to holders of any Junior Shares, an amount per share (the "CHANGE OF CONTROL PREFERENCE") equal to the sum of (1) Stated Value plus the per share amount of Accrued Dividends with regard to the Series 2000-C Convertible Preferred Stock to the date of final distribution (whether or not declared), (2) $1.25 (which amount is 5% of the original Stated Value) (the "STATED VALUE PREMIUM", as such amount is reduced from time to time pursuant to payments in respect of the Change of Control Preference or the Liquidation Preference) and (3) 5% of the per share amount of the aggregate amount of Outstanding Dividends with regard to the Series 2000-C Convertible Preferred Stock during the period from the date hereof to the date of final distribution (the "OUTSTANDING DIVIDEND PREMIUM"); PROVIDED that any Change of Control Preference elected in violation of Section 4(c) of the Exchange Agreement shall be void. Notwithstanding the foregoing, each holder of the Series 2000-C Convertible Preferred Stock shall be entitled to receive amounts in respect of the Change of Control Preference as provided in the Exchange Agreement. Any amounts paid to a holder of the Series 2000-C Convertible Preferred Stock in respect of the Change of Control Preference shall be applied (i) first, towards payment of the Accrued Dividends of such holder's Series 2000-C Convertible Preferred Stock and (ii) second, towards payment of
(A) the Stated Value Premium of such holder's Series 2000-C Convertible Preferred Stock, (B) the Outstanding Dividend Premium, if any, of such holder's Series 2000-C Convertible Preferred Stock and (C) the Stated Value of such holder's Series 2000-C Convertible Preferred Stock, ratably in accordance with the relative outstanding amounts of the Stated Value Premium, the Outstanding Dividend Premium, if any, and the Stated Value of such holder's Series 2000-C Convertible Preferred Stock. For the purposes of this Section 4(a), Corporation Market Capitalization shall be calculated on the date of the first of any transactions in a series for purposes of determining the percentage thereof represented by all transactions in such series. The Corporation shall provide proper notice to each holder of record of shares of Series 2000-C Convertible Preferred Stock of any event of the nature set forth in clauses (i) through (iv) of this Section 4(a).

                 (b) In the event of any involuntary or a voluntary liquidation, dissolution or winding-up of the Corporation, each holder of the Series 2000-C Convertible Preferred Stock, may at its option receive, and, if so electing by written notice to the Corporation to such effect, shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distributions made to holders of any Junior Shares, an amount per share equal to the sum of (i) Stated Value plus the per share amount of Accrued Dividends with respect to the Series 2000-C Convertible Preferred Stock to the date of final distribution (whether or not declared), (ii) the Stated Value Premium and (iii) the Outstanding Dividend Premium. All amounts payable under this Section 4(b) shall be payable as a liquidation preference (the "LIQUIDATION PREFERENCE"). Any amounts paid to a holder of the Series 2000-C Convertible Preferred Stock in respect of the Liquidation Preference shall be applied (i) first, towards payment of the Accrued Dividends of such holder's Series 2000-C Convertible Preferred Stock and (ii) second, towards payment of (A) the Stated Value Premium of such holder's Series 2000-C Convertible Preferred Stock, (B) the Outstanding Dividend Premium, if any, of such holder's Series 2000-C Convertible Preferred Stock and (C) the Stated Value of such holder's Series 2000-C Convertible Preferred Stock, ratably in accordance with the relative outstanding amounts of the Stated Value Premium, the Outstanding Dividend Premium, if any, and the Stated Value of such holder's Series 2000-C Convertible Preferred Stock.

                 (c) Holders of Series 2000-C Convertible Preferred Stock may further elect, when delivering the written notice to the Corporation with respect to the election under Section 4(a) or Section 4(b), in lieu of receiving the Change of Control Preference or the Liquidation Preference, as the case may be, to receive Common Stock on conversion of Series 2000-C Convertible Preferred Stock in the manner and as provided in Section 5 hereof.

                 (d) If, upon any liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation, or proceeds of those assets, available for distribution to the holders of Series 2000-C Convertible Preferred Stock and of shares of all other classes or series which are on a parity as to distributions on liquidation with the Series 2000-C Convertible Preferred Stock are not sufficient to pay in full the Change of Control Preference or the Liquidation Preference, as the case may be, to the holders of the Series 2000-C Convertible Preferred Stock which have not elected to convert shares of Series 2000-C Convertible Preferred Stock as provided in Section 4(c) by reference to
Section 5 hereof, and any liquidation preference of all other classes or series which are on a parity as to distributions on liquidation with the Series 2000-C Convertible Preferred Stock, then the assets, or the proceeds of those assets, which are available for distribution to such holders of shares of Series 2000-C Convertible Preferred Stock and of the shares of all other classes or series which are on a parity as to distributions on liquidation with Series 2000-C Convertible Preferred Stock will be distributed to the holders of the Series 2000-C Convertible Preferred Stock and of the shares of all other classes or series which are on a parity as to distributions on liquidation with the Series 2000-C Convertible Preferred Stock ratably in accordance with the respective amounts of the Liquidation Preference, with respect to shares of the Series 2000-C Convertible Preferred Stock entitled thereto, and the liquidation preferences applicable to the shares of other classes or series which are on a parity as to distributions on liquidation with Series 2000-C Convertible Preferred Stock, with respect to the shares of any such other class or series entitled thereto. Upon payment of amounts in respect of the Change of Control

Preference and/or the Liquidation Preference in respect of any share of Series 2000-C Convertible Stock, which in the aggregate equal the Change of Control Preference or the Liquidation Preference for such share, such share shall be deemed to have been redeemed by the Corporation, such share shall be automatically canceled, and the holder of such share of Series 2000-C Convertible Preferred Stock will not be entitled to any further distribution of assets of the Corporation or any other rights under these Articles Supplementary with respect to such share.

                 As used herein, a "CHANGE OF CONTROL" of the Corporation or the Operating Partnership shall be deemed to have occurred if any of the following occur (or in the case of any proposal made by any Person to the Corporation or the Operating Partnership, if any of the following could occur as a result thereof): (i) the Corporation takes or fails to take any action such that it ceases to be required to file reports under Section 13 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), or any successor to that Section; (ii) any "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (A) 30% or more of the outstanding shares of Common Stock, or (B) 30% (by right to vote or grant or withhold any approval) of the outstanding securities of any other class or classes which individually or together have the power to elect a majority of the members of the Board; (iii) other than as a result of the death or disability of one or more of the directors within a three-month period, a majority of the members of the Board (excluding any Series 2000 Director) for any period of three consecutive months are not persons who (A) had been directors of the Corporation for at least the preceding 24 consecutive months or (B) when they initially were elected to the Board, (x) were nominated (if they were elected by the stockholders) or elected (if they were elected by the directors) with the affirmative concurrence of 66-2/3% of the directors who were Continuing Directors at the time of the nomination or election by the Board and (y) were not elected as a result of an actual or threatened solicitation of proxies or consents by a person other than the Board or an agreement intended to avoid or settle such a proxy solicitation (the directors described in clauses (A) and (B) of this clause (iii) being "CONTINUING DIRECTORS"); (iv) the Corporation or a Subsidiary of the Corporation ceases to be the sole General Partner of the Operating Partnership or grants or sells to any person, or consents to any amendment to the agreement of limited partnership of the Operating Partnership, or the organizational documents of the other Subsidiaries, which has the effect of transferring, the power to control or direct the actions of the Operating Partnership or such other Subsidiaries as if such person (A) is a general partner of the Operating Partnership or (B) is a limited partner of the Operating Partnership with consent or approval rights greater than the consent or approval rights held by the limited partners of the Operating Partnership on the date hereof; or (v) the Operating Partnership is a party to any entity conversion or any merger or consolidation in which the Operating Partnership is not surviving entity in such merger or consolidation or in which the effect is of the nature set forth in the next preceding clause (iv). Notwithstanding anything to the contrary herein, the term "CHANGE OF CONTROL" shall not include any of the foregoing events to the extent that they arise in connection with an underwritten, widely distributed offering or sale to the public of equity securities.

                 (e) The Corporation shall give the holders of Series 2000-C Convertible Preferred Stock no less than 30 days' prior written notice of the occurrence of any of the events described in Section 4(a) with a description of the event or events which are occurring and the rights of the holders in respect thereof.

         Section 5. CONVERSION INTO COMMON STOCK.

                 (a) Optional Conversion. (i) Each holder of shares of Series 2000-C Convertible Preferred Stock will have the right, at the holder's option, exercised by notice to such effect (the "NOTICE OF ELECTION TO CONVERT"), to convert the shares of Series 2000-C Convertible Preferred Stock held of record by the holder into shares of Common Stock, such that any and all shares of Series 2000-C Convertible Preferred Stock will be subject to conversion, at the holder's option, and such that each share of Series 2000-C Convertible Preferred Stock will be entitled to be converted into (A) a number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) equal to Stated Value plus the amount, if any, of the per share amount of Outstanding Dividends as of the effective time of the conversion, divided by the Conversion Price, as hereinafter defined, then in effect, or (B) such other securities or assets as the holder is entitled to receive in accordance with Section 5(e).

                    (ii) The holder of each share of Series 2000-C Convertible Preferred Stock to be converted must surrender the certificate representing that share to the conversion agent for the Series 2000-C Convertible Preferred Stock appointed by the Corporation (which may be the Corporation itself), with the Notice of Election to Convert on the back of that certificate duly completed and signed, at the principal office of the conversion agent. If the shares issuable on conversion are to be issued in a name other than the name in which the Series 2000-C Convertible Preferred Stock is registered, each share surrendered for conversion must be accompanied by an instrument of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or the holder's duly authorized attorney and by funds in an amount sufficient to pay any transfer or similar tax which is required to be paid in connection with the transfer or evidence that such tax has been paid or is not payable.

                 (b) MANDATORY CONVERSION. Subject to Section 7 hereof, if, after December 31, 2002, the Current Market Price and the VWAP (each as hereinafter defined) of the Common Stock on the Trading Day immediately before the Notice of Mandatory Conversion and the Trading Day immediately before the Mandatory Conversion Date referred to below shall be greater than the Initial Conversion Price (as hereinafter defined), the Corporation shall have the right, subject to the rights of the holders under Section 3(d), 4, 7 and 9 hereof, to convert at any time and from time to time not less than all of the outstanding shares of Series 2000-C Convertible Preferred Stock into a number of shares of Common Stock as determined in accordance with Section 5(a) of these Articles Supplementary. In order to elect to effect the mandatory conversion of Series 2000-C Convertible Preferred Stock, subject to the requirements as set forth above, the Corporation shall issue a notice that all shares of Series 2000-C Convertible Preferred Stock are to converted into shares of Common Stock, setting forth the date of the intended conversion (such notice, the "Notice of Mandatory Conversion", and such date, the "Mandatory Conversion Date") to all holders of outstanding shares of Series 2000-C Convertible Preferred Stock on a date (the "Mandatory Conversion Notice Date") at least 90 but not more than 120 days prior to the Mandatory Conversion Date. The Notice of Mandatory Conversion shall also specify a record date (the "Mandatory Conversion Record Date") selected by the Board of Directors which is not less than but not more than 45 days before the Mandatory Conversion Date and the number of shares of Common Stock into which each share 12 of Series 2000-C Convertible Preferred Stock will be converted. If the Corporation gives a Notice of Mandatory Conversion, then, provided that the computation set forth in the Notice of Mandatory Conversion is not clearly erroneous, the outstanding shares of Series 2000-C Convertible Preferred Stock will be automatically be converted into shares of Common Stock at the close of business on the Mandatory Conversion Date regardless of whether the holders of such shares of Series 2000-C Convertible Preferred Stock actually surrender the certificates representing their shares of Series 2000-C Convertible Preferred Stock for conversion and on such date the Corporation will pay the holders an amount equal to all Accrued Dividends through the Mandatory Conversion Date in accordance with Section 5(a) hereof. At the close of business on the Mandatory Conversion Date, (i) the certificates representing the shares of Series 2000-C Convertible Preferred Stock will cease to represent anything other than the shares of Common Stock into which the shares of the Series 2000-C Convertible Preferred Stock were automatically converted and the right to receive any unpaid Accrued Dividends as provided herein and (ii) the Corporation shall, at its option (the exercise of which will be described in the Notice of Mandatory Conversion), either (A) deliver certificates representing the shares of Common Stock to which the holders of the Series 2000-C Convertible Preferred Stock are entitled without requiring the surrender of the certificates which formerly represented shares of Series 2000-C Convertible Preferred Stock, or (B) deliver certificates representing the shares of Common Stock to which the holders of Series 2000-C Convertible Preferred Stock are entitled when the holder surrenders the certificates representing Series 2000-C Convertible Preferred Stock issued before the Mandatory Conversion Date and complies with the other requirements of subparagraph 5(a)(ii) (excluding the completion of the Notice of Election to Convert). As used with regard to the Series 1997 A Convertible Preferred Stock, the term "Trading Day" means (A) if the Common Stock is listed on at least one stock exchange, a day on which there is trading on the principal stock exchange on which the Common Stock is listed, (B) if the Common Stock is not listed on a stock exchange, but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or (C) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, a day on which quotations are reported by National Quotation Bureau Incorporated.

                 (c) CONVERSION PROCEDURES. (i) The effective time of the conversion under Section 5(a) shall be immediately prior to the close of business on the day when all the conditions in Section 5(a)(ii) have been satisfied.

                    (ii) If shares of Series 2000-C Convertible Preferred Stock are noticed for conversion between the close of business on a dividend payment Record Date and the opening of business on the corresponding Dividend Payment Date ("EX RECORD DATE SHARES"), the dividend with respect to those shares will be payable on the Dividend Payment Date to the holder of record of the Ex Record Date Shares on the dividend payment Record Date notwithstanding the surrender of the Ex Record Date Shares for conversion after the dividend payment Record Date and prior to the Dividend Payment Date. The Corporation will make no payment or adjustment for Accrued Dividends on Ex Record Date Shares, whether or not in arrears, or for dividends on the shares of Common Stock issued upon conversion of the Ex Record Date Shares, other than to make payment to the holder of record thereof on the Record Date. All Accrued Dividends payable with respect to shares of Series 2000-C Convertible Preferred Stock noticed for conversion during any period commencing with the close of business on each Dividend Payment Date and ending with the opening of business on the next succeeding Record Date will be paid to the holder converting such shares on the related conversion date. The provisions of this Section 5(c)(ii) shall not limit the obligation of the Corporation to issue shares of Common Stock in conversion of shares of Series 2000-C Convertible Preferred Stock, including Ex Record Date Shares, at Stated Value plus Outstanding Dividends, as elsewhere provided herein.

                    (iii) As promptly as practicable after the effective time for conversion of shares of Series 2000-C Convertible Preferred Stock, the Corporation will issue and will deliver to the holder at the office of the holder set forth in the Notice of Election to Convert, or on the holder's written order, a certificate or certificates representing the number of full shares of Common Stock issued upon the conversion of the shares of Series 2000-C Convertible Preferred Stock. Any fractional interest in respect of a share of Common Stock arising upon a conversion will be settled as provided in Section 5(d).

                    (iv) Each conversion will be deemed to have been effected at the effective time provided in Section 5(c)(i) or on the Mandatory Conversion Date as provided in Section 5(b), as applicable, and the person in whose name a certificate for shares of Common Stock is to be issued upon a conversion will be deemed to have become the holder of record of the shares of Common Stock represented by that certificate at such effective time. All shares of Common Stock delivered upon conversion of Series 2000-C Convertible Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights except such preemptive rights as may exist pursuant to the Stock Purchase Agreement. The shares of Series 2000-C Convertible Preferred Stock so converted will no longer be deemed to be outstanding and all rights of the holder with respect to those shares will immediately terminate, except the right to receive the shares of Common Stock, and, if applicable, other securities, cash or other assets to be issued or distributed as a result of the conversion.

                 (d) FRACTIONAL SHARES. No fractional shares of Common Stock will be issued upon conversion of shares of Series 2000-C Convertible Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion of shares of Series 2000-C Convertible Preferred Stock will be paid in cash (computed to the nearest cent) based on the Current Market Price (as defined in Section 5(e)(vii) hereof) of the Common Stock as of the Trading Day next preceding the date of conversion. If more than one share of Series 2000-C Convertible Preferred Stock is surrendered for conversion at substantially the same time by the same holder, the number of full shares of Common Stock issuable upon the conversion will be computed on the basis of all the shares of Series 2000-C Convertible Preferred Stock surrendered at that time by that holder.

                 (e) CONVERSION PRICE. The "CONVERSION PRICE" per share of Series 2000-C Convertible Preferred Stock will initially be a price (the "INITIAL CONVERSION PRICE") equal to $15.375, established as a 7% premium to $14.375 (such $14.375, "BASE PRICE"), and will be further adjusted as follows from time to time, subject to Section 5(e)(viii), if any of the events described below has occurred or occurs after December 31, 1997 (it being understood that the Exchange (as defined in the Exchange Agreement) shall not cause an adjustment of the Conversion Price):

                    (i) If the Corporation (A) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock or (B) subdivides, splits or reclassifies its outstanding Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to that event will be reduced so that the holder of a share of Series 2000-C Convertible Preferred Stock surrendered for conversion after that event will receive the number of shares of Common Stock which the holder would have received if the share of Series 2000-C Convertible Preferred Stock had been converted immediately before the happening of the event (or, if there is more than one such event, if the share of Series 2000-C Convertible Preferred Stock had been converted immediately before the first of those events and the holder had retained all the Common Stock or other securities or assets received after the conversion). If the Corporation combines its outstanding Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to that event will be increased so that the holder of a share of Series 2000-C Convertible Preferred Stock surrendered for conversion after that event will receive the number of shares of Common Stock which the holder would have received if the shares of Series 2000-C Convertible Preferred Stock had been converted immediately before the happening of the event (or, if there is more than one such event, if the share of Series 2000-C Convertible Preferred Stock had been converted immediately before the first of those events and the holder had retained all the Common Stock or other securities or assets received after the conversion). An adjustment made pursuant to this Section 5(e)(i) will become effective immediately after the Record Date, in the case of a dividend or distribution, and will become effective immediately after the effective date, in the case of a subdivision, split, reclassification or combination. If such dividend or distribution is declared but is not paid or made, the Conversion Price then in effect will be appropriately readjusted. However, a readjustment of the Conversion Price will not affect any conversion which takes place before the readjustment.

                    (ii) If the Corporation issues rights or warrants to the holders of its Common Stock as a class entitling them to subscribe for or purchase Common Stock at a price per share less than the lesser of the Base Price and the Conversion Price then in effect at the Record Date for the determination of stockholders entitled to receive the rights or warrants, then the Conversion Price in effect immediately before the issuance of the rights or warrants will be reduced in accordance with the equation set forth on Exhibit A hereto, which is hereby incorporated by reference herein. The adjustment provided for in this Section 5(e)(ii) will be made successively whenever any rights or warrants are issued, and will become effective immediately after each Record Date. In determining the subscription or purchase price, as the case may be, there will be taken into account any consideration received by the Corporation for the rights or warrants, with the value of that consideration, if other than cash, to be reasonably determined by the Board of Directors of the Corporation (whose determination, if made in good faith, will be conclusive). If any rights or warrants which lead to an adjustment of the Conversion Price expire or terminate without having been exercised, the Conversion Price then in effect will be appropriately readjusted. However, a readjustment of the Conversion Price will not affect any conversion which takes place before the readjustment. In the event that a transaction may be viewed as causing this
Section 5(e)(ii) to be applicable and Section 5(e)(iv) hereof may also be construed as being applicable, then Section 5(e)(iv) will be applied and this
Section 5(e)(ii) will not be applied.

                    (iii) If the Corporation distributes to the holders of its Common Stock as a class any shares of stock of the Corporation (other than Common Stock) or evidences of indebtedness or assets (other than cash dividends or distributions) or rights or warrants or other derivative securities (other than those referred to in Section 5(e)(ii) or in Section 5(e)(iv)) to subscribe for or purchase any securities, then, in each such case, the Conversion Price will be reduced so that it will equal the price determined by multiplying the Conversion Price in effect immediately prior to the Record Date for the distribution by a fraction of which the numerator is the Current Market Price of the Common Stock on the Record Date for the distribution less the then fair market value (as determined by the Board of Directors, whose determination, if made in good faith, will be conclusive) of the stock, evidences of indebtedness, assets, rights or warrants which are distributed with respect to one share of Common Stock, and of which the denominator is the Current Market Price of the Common Stock on that Record Date. Each adjustment will become effective immediately after the Record Date for the determination of the stockholders entitled to receive the distribution. If any distribution is declared but not made, or if any rights or warrants expire or terminate without having been exercised, effective immediately after the decision is made not to make the distribution or the rights or warrants expire or terminate, the Conversion Price then in effect will be appropriately readjusted. However, a readjustment will not affect any conversion which takes place before the readjustment. In the event that a transaction may be viewed as causing this Section 5(e)(iii) to be applicable and Section 5(e)(iv) hereof may also be construed as being applicable, then Section 5(e)(iv) will be applied and this Section 5(e)(iii) will not be applied.

                    (iv) If the Corporation issues or sells (or the Operating Partnership or any Subsidiary issues or sells) any equity or debt securities which are convertible, directly or indirectly, into or exchangeable for shares of Common Stock ("CONVERTIBLE SECURITIES"), or any rights, options (other than the issuance or exercise after December 31, 1997 of stock options covering no more than 1,367,777 shares of Common Stock issued pursuant to currently outstanding options outstanding on such date, subject to appropriate adjustment to the extent that the Corporation (A) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock, (B) subdivides its outstanding Common Stock into a greater number of shares or (C) combines its outstanding Common Stock into a smaller number of shares, and other than shares issued to members of the Corporation's Board of Directors under the Corporation's Stock Options and Incentive Plan as amended to May 6, 1997 and other than Preferred Units) or warrants to purchase or subscribe for Common Stock at a conversion, exchange or exercise price per share which is less than the lesser of the Base Price and the Conversion Price then in effect, the Corporation will be deemed to have issued or sold, on the date on which the Convertible Securities, rights, options or warrants are issued, the maximum number of shares of Common Stock into or for which the Convertible Securities may then be converted or exchanged or which are then issuable upon the exercise of the rights, options or warrants immediately prior to the close of business on the date on which the Convertible Securities, rights, options or warrants are issued, and the Conversion Price shall be adjusted downward as if it were an event covered by Section 5(e)(v) hereof (and, if applicable, Section 5(e)(viii)(B) hereof). However, no further adjustment of the Conversion Price will be made as a result of the actual issuance of shares of Common Stock upon conversion, exchange or exercise of the Convertible Securities, rights, options or warrants. If any Convertible Securities, rights, options or warrants to which this Section applies are redeemed, retired or otherwise extinguished or expire without any shares of Common Stock having been issued upon conversion, exchange or exercise thereof, effective immediately after the Convertible Securities, rights, options or warrants expire, the Conversion Price then in effect will be readjusted to what it would have been if those Convertible Securities, rights, options or warrants had not been issued. However, a readjustment will not affect any conversion which takes place before the readjustment. For the purposes of this Section 5(e)(iv), (x) the price of shares of Common Stock issued or sold upon conversion or exchange of Convertible Securities or upon exercise of rights, options or warrants will be (A) the consideration paid to the Corporation for the Convertible Securities, rights, options or warrants, plus (B) the consideration paid to the Corporation upon conversion, exchange or exercise of the Convertible Securities, rights, options or warrants, with the value of the consideration, if other than cash, to be determined reasonably by the Board of Directors of the Corporation (whose determination, if made reasonably and in good faith, will be conclusive) and (y) any change in the conversion or exchange price of Convertible Securities or the exercise price of rights, options or warrants will be treated as an extinguishment, when the change becomes effective, of the Convertible Securities, rights, options or warrants which had the old conversion, exchange or exercise price and an immediate issuance of new Convertible Securities, rights, options or warrants with the new conversion, exchange or exercise price.

                    (v) If the Corporation issues or sells any Common Stock (excluding, however, from the effects of this Section 5(e)(v), (W) Common Stock purchased in the open-market and resold pursuant to the Corporation's dividend reinvestment plan, (X) on conversion or exchange of Convertible Securities, or
(Y) on exercise of rights, options or warrants, to which Section 5(e)(ii), (iii) or (iv) applies) for a consideration per share less than the lesser of the Base Price and the Conversion Price then in effect, on the date of the issuance or sale, upon consummation of the issuance or sale, the Conversion Price in effect immediately prior to the issuance or sale will be reduced in accordance with the equation set forth on Exhibit A hereto, which is hereby incorporated by reference herein.

                    (vi) If there is a reclassification or change of outstanding shares of Common Stock (other than a change in par value, or as a result of a subdivision or combination), or a merger or consolidation of the Corporation with any other entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding shares of Common Stock, or a sale or transfer of all or substantially all of the assets of the Corporation, upon any subsequent conversion of Series 2000-C Convertible Preferred Stock, each holder of the Series 2000-C Convertible Preferred Stock will be entitled to receive the kind and amount of securities, cash and other property which the holder would have received if the holder had converted the shares of Series 2000-C Convertible Preferred Stock into Common Stock immediately before the first of those events and had retained all the securities, cash and other assets received as a result of all those events. In the event that a transaction may be viewed as causing this Section 5(e)(vi) to be applicable and 5(e)(iii) is also applicable, then Section 5(e)(iii) will be applied and this Section 5(e)(vi) will not be applied.

                    (vii) For the purpose of any computation under this Section 5(e) or otherwise in these Articles Supplementary, the "CURRENT MARKET PRICE" of the Common Stock on any date will be, as of any date of determination, the average of the volume weighted average price of the Company Common Stock (the "VWAP") on each of the twenty Trading Days immediately preceding such date, as the VWAP for each day is reported by a firm of national recognition for the preparation of such reports proposed either by the Initial Purchaser to the Company, or by the Company to the Initial Purchaser, and in either case, approved by the non-proposing party (such approval not to be unreasonably withheld or delayed); provided, however, that Current Market Price will be computed based on each of the sixty Trading Days immediately preceding the determination dates called for in Section 5(b) and Section 9 of these Articles Supplementary.

                    (viii) Notwithstanding anything to the contrary herein, (A) subject to the immediately following clause (B), no adjustment in the Conversion Price will be required unless the adjustment would require a change of at least 1.0% in the Conversion Price; provided, however, that any adjustments which are not made because of this Section 5(e)(viii) will be carried forward and taken into account in any subsequent adjustment, and (B) if the Corporation issues or sells any Common Stock or other capital stock, or any warrants, rights, options or Convertible Securities that would require adjustment of the Conversion Price hereunder, and the purchase price of such Common Stock or capital stock sold, or issuable upon exercise or conversion of such warrants, rights, options or Convertible Securities, as the case may be, is less than or equal to $11.00, then the Conversion Price shall be equal to the lesser of (1) the Conversion Price as adjusted pursuant to the applicable provisions hereof after giving effect to the issuance or sale giving rise to such readjustment and (2) such purchase price which is less than or equal to $11.00. All calculations under this Section 5(e) will be made to the nearest cent or to the nearest one hundredth of a share, as the case may be.

                    (ix) If any one of the events in Sections 5(e)(i) through 5(e)(vi) occurs, then the Corporation will mail to the holders of record of the Series 2000-C Convertible Preferred Stock, at least 15 days before the applicable date specified below, a notice stating the applicable one of (A) the date on which a record is to be taken for the purpose of the dividend, distribution or grant of rights or warrants, or, if no record is to be taken, the date as of which the holders of Common Stock of record who will be entitled to the dividend, distribution or rights or warrants will be determined, (B) the date on which it is expected the Convertible Securities will be issued or the date on which the change in the conversion, exchange or exercise price of the Convertible Securities, rights, options or warrants will be effective, (C) the date on which the Corporation anticipates selling Common Stock for less than the lesser of the Base Price and the Conversion Price on the date of the sale (except that no notice need be given of the anticipated date of sale of Common Stock upon exercise of options or warrants which have been described in a notice to the holders of record of Series 2000-C Convertible Preferred Stock given at least 15 days before the options or warrants are exercised, or (D) the date not less than 30 days before the date on which the reclassification, consolidation, merger or share exchange, is expected to become effective, and the date not less than 30 days before the date as of which it is expected that holders of record of Common Stock will be entitled to exchange their shares of Common Stock for securities or other property deliverable upon the reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding-up. Whenever the Conversion Price is adjusted, the Corporation will promptly send each holder of record of shares of Series 2000-C Convertible Preferred Stock a notice of the adjustment of the Conversion Price setting forth the adjusted Conversion Price, the date on which the adjustment becomes effective, a brief description of the events which caused the adjustment, and a calculation of the adjustment, all of which shall be subject to the approval (not to be unreasonably delayed or withheld) of the Initial Purchaser.

                 (f) Reservation of Common Stock. (i) The Corporation will at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued shares of Common Stock, for the purpose of effecting conversion of the Series

2000-C Convertible Preferred Stock, the maximum number of shares of Common Stock which the Corporation would be required to deliver upon the conversion of all the outstanding shares of Series 2000-C Convertible Preferred Stock. For the purposes of this Section 5(f)(i), the number of shares of Common Stock which the Corporation would be required to deliver upon the conversion of all the outstanding shares of Series 2000-C Convertible Preferred Stock will be computed as if at the time of the computation all the outstanding shares of Series 2000-C Convertible Preferred Stock were held by a single holder.

                    (ii) Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Series 2000-C Convertible Preferred Stock, the Corporation will take all corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at the adjusted Conversion Price.

                    (iii) The Corporation will cause to be listed the shares of Common Stock required to be delivered upon conversion of the Series 2000-C Convertible Preferred Stock, prior to the delivery, upon each national securities exchange, if any, upon which the outstanding shares of Common Stock are listed at the time of delivery.

                 (g) PAYMENT OF CERTAIN TAXES. The Corporation will pay any documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of Series 2000-C Convertible Preferred Stock; provided, however, that the Corporation will not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of record of Series 2000-C Convertible Preferred Stock to be converted and no such issue or delivery will be made unless and until the person requesting the issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that the tax has been paid or is not payable.

         Section 6. STATUS.

                 Shares of Series 2000-C Convertible Preferred Stock may only be issued in accordance with the Stock Purchase Agreement and the Exchange Agreement or the Operating Partnership Agreement. Shares of Series 2000-C Convertible Preferred Stock converted or redeemed pursuant to the terms hereof shall not be reissued as shares of Series 2000-C Convertible Preferred Stock but may be reclassified as authorized and unissued shares of one or more classes of Junior Shares.

         Section 7. OPTIONAL REDEMPTION AFTER NOTICE OF MANDATORY CONVERSION.

                 (a) Notwithstanding anything to the contrary contained in
Section 5, each holder of Series 2000-C Convertible Preferred Stock will have the right, exercised at any time after the Mandatory Conversion Notice Date but prior to the Mandatory Conversion Date, to require the Corporation to redeem any or all of the number of shares of Series 2000-C Convertible Preferred Stock specified in the Notice of Mandatory Conversion that are owned of record by the holder (the number of shares as to which each holder elects redemption under this clause (a) being referred to as the "Identified

Redemption Shares"), at a redemption price per share (the "Redemption Price") equal to (i) the sum of (A) Stated Value plus (B) the per share amount of the sum of all Accrued Dividends with regard to the Series 2000-C Convertible Preferred Stock (whether or not declared) through the Redemption Date, as herein defined, times (ii) the percentage determined in accordance with the following table:

                  Redemption Date                             Percentage

         December 31, 2002 to December 31, 2003               105%
         December 31, 2003 to December 31, 2004               104%
         December 31, 2004 to December 31, 2005               103%
         December 31, 2005 to December 31, 2006               102%
         December 31, 2006 to December 31, 2007               101%
         December 31, 2007                                    100%

                 (b) In order to exercise a right to require the Corporation to redeem a holder's Series 2000-C Convertible Preferred Stock, the holder must deliver a request for redemption with respect to the Identified Redemption Shares, accompanied by the certificates representing the shares to be redeemed, to the Corporation at any time prior to the Mandatory Conversion Date. If a request for redemption is given with regard to shares of Series 2000-C Convertible Preferred Stock, promptly (but in no event more than five Business
Days) after the request for redemption is given to the Corporation, the Corporation will pay the holder cash equal to the Redemption Price of the shares. The date of such payment is referred to herein as the "Redemption Date."

                 (c) (i) If a request for redemption accompanied by the certificates representing the shares to be redeemed is delivered to the Corporation, on the Redemption Date dividends will cease to accrue with regard to the shares of Series 2000-C Convertible Preferred Stock to be redeemed, and at the close of business on that date the holders of those shares will cease to be stockholders with respect to those shares, will have no interest in or claims against the Corporation by virtue of such shares (other than as described in clause (ii) below) and will have no voting or other rights with respect to such shares.

                 (ii) The dividend with respect to a share of Series 2000-C Convertible Preferred Stock which is the subject of a request for redemption delivered on a day which falls between the close of business on a dividend payment Record Date and the opening of business on the corresponding Dividend Payment Date will be payable on the Dividend Payment Date to the holder of record of the share of Series 2000-C Convertible Preferred Stock on the dividend payment Record Date notwithstanding the redemption of the share of Series 2000-C Convertible Preferred Stock after the dividend payment Record Date and prior to the Dividend Payment Date.

         Section 8. RANKING. The shares of Series 2000-C Convertible Preferred Stock will, with respect to the payment of dividends, the right to redemption in accordance with Section 7 or Section 9, the right to receive the Change of Control Preference, the right to receive the Liquidation Preference, and any other distribution of assets on liquidation, dissolution or winding-up of the Corporation, rank prior to any other series of Preferred Stock, prior to Common Stock and prior to any other class or series of stock of the Corporation.

         Section 9. OPTIONAL REDEMPTION ON OR AFTER SEPTEMBER 30, 2001.

                 (a) Notwithstanding anything to the contrary contained in these Articles Supplementary, each holder of Series 2000-C Convertible Preferred Stock will have the right, exercised at any time (i) on or after September 30, 2001,
(ii) the first day on which the Corporation shall have made a distribution, dividend or redemption in violation of Section 3(k) of the Exchange Agreement that, together with (A) the amount of any other distributions, dividends or redemptions made in violation of Section 3(k) of the Exchange Agreement and (B) the aggregate amount of net proceeds of asset dispositions not distributed in accordance with Section 3(n) of the Exchange Agreement, equals or exceeds $1,500,000, (iii) the first day on which the Corporation shall have failed to comply with its obligations set forth in Section 3(n) of the Exchange Agreement; PROVIDED that for purposes of this clause (iii), the Corporation shall be deemed not to have failed to comply with its obligations set forth in the first sentence of Section 3(n) of the Exchange Agreement unless and until the aggregate amount of net proceeds required to be distributed pursuant to such Section that were not so distributed, together with the aggregate amount of any distributions, dividends or redemptions made in violation of Section 3(k) of the Exchange Agreement, equals or exceeds $1,500,000, (iv) the first day on which the Corporation shall have failed to comply with its obligations set forth in
Section 3(o) of the Exchange Agreement or (v) on or after the date on which a "REDEMPTION EVENT" (as such term is defined in the Exchange Agreement) occurs (the earliest such date, the "OPTIONAL REDEMPTION ELECTION DATE"), to require the Corporation to redeem any or all of the number of shares of Series 2000-C Convertible Preferred Stock that are owned of record by the holder (the number of shares as to which each holder elects redemption under this clause (a) being referred to as the "OPTIONAL REDEMPTION SHARES"), at a redemption price per share (the "OPTIONAL REDEMPTION PRICE") equal to the Change of Control Preference for such share calculated as of the Optional Redemption Date (as defined below) less any amounts previously distributed in respect of a Change of Control Preference or Liquidation Preference for such share that has been applied to the Outstanding Dividend Premium of such share.

                 (b) In order to exercise a right to require the Corporation to redeem a holder's Series 2000-C Convertible Preferred Stock, the holder must deliver a request for redemption with respect to the Optional Redemption Shares, accompanied by the certificates representing the shares to be redeemed, to the Corporation at any time on or after the Optional Redemption Election Date. If a request for redemption is given with regard to shares of Series 2000-C Convertible Preferred Stock pursuant to this paragraph (b), promptly (but in no event more than five Business Days) after the request for redemption is given to the Corporation, the Corporation will pay the holder in cash an amount equal to the Optional Redemption Price multiplied by the number of such holder's Optional Redemption Shares. The date of such payment is referred to herein as the "OPTIONAL REDEMPTION DATE."

                 (c) (i) If a request for redemption accompanied by the certificates representing the shares to be redeemed is delivered to the Corporation, on the Optional Redemption Date dividends will cease to accrue with regard to the shares of Series 2000- C Convertible Preferred Stock to be redeemed, and at the close of business on that date the holders of those shares will cease to be stockholders with respect to those shares, will have no interest in or claims against the Corporation by virtue of such shares (other than as described in clause (ii) below) and will have no voting or other rights with respect to such shares.

                 (ii) The dividend with respect to a share of Series 2000-C Convertible Preferred Stock which is the subject of a request for redemption delivered pursuant to paragraph (b) above on a day which falls between the close of business on a dividend payment Record Date and the opening of business on the corresponding Dividend Payment Date will be payable on the Dividend Payment Date to the holder of record of the share of Series 2000-C Convertible Preferred Stock on the dividend payment Record Date notwithstanding the redemption of the share of Series 2000-C Convertible Preferred Stock after the dividend payment Record Date and prior to the Dividend Payment Date.

                 (d) The Optional Redemption Price in respect of each share of Series 2000-C Preferred Stock redeemed shall be due on the Optional Redemption Date. If the Corporation fails to deliver the Optional Redemption Price in respect of each share of Series 2000-C Preferred Stock redeemed to the applicable holder of such share on or before such date (any such failure, a "Redemption Default"), then the aggregate Optional Redemption Price which remains unpaid on such date shall accrue interest at a monthly rate equal to the lesser of 1.25% per month and highest lawful rate of interest, compounded monthly until such time as the Corporation pays to such holder of Series 2000-C Preferred Stock the aggregate Optional Redemption Price due to such holder plus any accrued interest thereon.

                  (e) Upon the occurrence of a Redemption Default, the number of members of the entire Board of Directors (as if there were no vacancies or unfilled newly-created directorships thereon) shall be automatically increased by a number equal to (i) the current number of the members of the Board of Directors minus (ii) three (such number the "Redemption Number"), such that the holders of the Series 2000-C Convertible Preferred Stock, voting as a separate class, shall be entitled immediately to elect a number of directors equal to the Redemption Number, in addition to the two directors they are entitled to elect pursuant to Section 3(d). Thereafter, such right of the holders of shares of Series 2000-C Convertible Preferred Stock, voting as a class, so to elect a number of members of the Board of Directors equal to the Redemption Number pursuant to this Section 9(e) shall continue without interruption until no shares of Series 2000-C Convertible Preferred Stock remain outstanding. Such directors shall be referred to as the "REDEMPTION SERIES 2000-C DIRECTORS." At such time when no shares of Series 2000-C Convertible Preferred Stock remain outstanding, then the right to elect Redemption Series 2000-C Directors provided for in this paragraph and the terms of the incumbent Redemption Series 2000-C Directors shall immediately terminate, and the number of directors comprising the Board shall be reduced accordingly. No action of any committee established by the Board of Directors or any other group so acting shall be effective unless the Board of Directors has afforded a Redemption Series 2000-C Director the opportunity to sit on such committee; PROVIDED that if all Redemption Series 2000-C Directors are prohibited from sitting on such committee by applicable law or governmental regulation or rules of any stock exchange on which the Corporation's securities are listed, the Board of Directors shall not be required to afford any Redemption Series 2000-C Director the opportunity to sit on such committee in order for such committee's action to be effective so long as a Redemption Series 2000-C Director shall, upon his or her request, be included in all meetings of such committee as a non-voting member. The election of a Redemption Series 2000-C Director shall be by the affirmative vote of the holders of a plurality of the votes cast by holders of the shares of

Series 2000-C Convertible Preferred Stock, which vote may be evidenced by a consent to action without a meeting signed by the holders of such shares or may be obtained at a special meeting of the holders of Series 2000-C Convertible Preferred Stock held as provided in Section 9(f) hereof. Any Redemption Series 2000-C Director from time to time sitting as a member of the Board may be removed by the affirmative vote of the holders of record of not less than a majority of the outstanding shares of Series 2000-C Convertible Preferred Stock and, if so removed, a successor individual to serve as a Redemption Series 2000-C Director may be elected by the holders of record of not less than a majority of the outstanding shares of Series 2000-C Convertible Preferred Stock. At any annual meeting of the holders of Common Stock at which directors are to be elected, the incumbent Redemption Series 2000-C Directors shall be nominated and, upon the affirmative vote of not less than the holders of a plurality of shares of Series 2000-C Convertible Preferred Stock, shall be elected to serve as the Redemption Series 2000-C Directors.

                 (f) Whenever the holders of shares of Series 2000-C Convertible Preferred Stock have the right under Section 9(e) to elect a director or directors or wish to remove a director, but have not done so, the Secretary of the Corporation will, upon the written request of the holders of record of at least 15% of the outstanding shares of Series 2000-C Convertible Preferred Stock, call a special meeting of the holders of Series 2000- C Convertible Preferred Stock for the purpose of removing and/or electing a director or directors, as the case may be. The meeting will be held at the earliest practicable date upon the notice required for annual meetings of the shareholders of the Corporation (or such shorter notice as is stipulated in the written requests for such meeting or is otherwise agreed in writing by the holders of record of the outstanding shares of Series 2000-C Convertible Preferred Stock before or within 10 days after the meeting) at the place specified in the request for a meeting, or if there is none, at a place in New York, New York, designated by the Secretary of the Corporation. If the meeting has not been called within 2 days after delivery of the written request to the Secretary of the Corporation, or within 4 days after the request is mailed by registered mail, addressed to the Secretary of the Corporation at the Corporation's principal office, the holders of record of at least 25% of the outstanding shares of Series 2000-C Convertible Preferred Stock may designate in writing one holder to call and appoint an individual to chair (who need not be an officer or member of the Board) the meeting at the expense of the Corporation, and the meeting may be called by that person upon the notice required for annual meetings (or such shorter notice as aforesaid). Any holder of shares of Series 2000-C Convertible Preferred Stock or its representative will have access to the stock ledger of the Corporation relating to the Series 2000-C Convertible Preferred Stock for the purpose of causing a meeting of shareholders to be called in accordance with this Section 9(f). Except as otherwise provided above in Section 9(e) or this Section 9(f), a director elected in accordance with Section 9(e) and this Section 9(f) will serve until the next annual meeting of the shareholders of the Corporation and until his or her successor is elected and qualified by the holders of Series 2000-C Convertible Preferred Stock, voting as a class, and qualified. Any action which may be taken by the holders of shares of Series 2000-C Convertible Preferred Stock at a meeting thereof may be taken if holders of the required number of shares consent thereto in writing in accordance with the applicable provisions of the Maryland General Corporation Law.

         Section 10. MISCELLANEOUS.

                 (a) Except as otherwise expressly provided herein, whenever a notice or other communication is required or permitted to be given to holders of shares of Series 2000-C Convertible Preferred Stock, the notice or other communication will be deemed properly given if deposited in the United States mail, postage prepaid, addressed to the persons shown on the books of the Corporation as the holders of the shares of Series 2000-C Convertible Preferred Stock at the addresses as they appear on the books of the Corporation, as of the Record Date or dates determined in accordance with applicable law and with the Charter and Bylaws, as in effect from time to time, with a copy sent to each of Westbrook Burnham Holdings, L.L.C., Westbrook Burnham Co-Holdings, L.L.C., c/o Westbrook Partners, L.L.C., at 265 Franklin Street, Suite 1800, Boston, Massachusetts 02110 and at 13155 Noel Road, LB 54, Suite 2300, Dallas, Texas 75240 and Blackacre SMC Master Holdings L.P., c/o Blackacre Capital Management LLC, 450 Park Avenue, New York, New York 10022, in each case by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telex or other electronic transmission service.

                 (b) Shares of Series 2000-C Convertible Preferred Stock will not have any designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms and conditions of redemption, other than those specifically set forth herein, in the Charter, and as may be provided under applicable law.

                 (c) The headings of the various subdivisions herein are for convenience only and will not affect the meaning or interpretation of any of the provisions herein.

                 (d) The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series 2000-C Convertible Preferred Stock may be waived, and any of such provisions of the Series 2000-C Convertible Preferred Stock may be amended, with the approval of holders of at least a majority of the outstanding shares of Series 2000-C Convertible Preferred Stock, voting separately as a class.

                 (e) Notwithstanding anything to the contrary contained in
Section 2, 3, 4, 5, 7, 8 or 10(d) hereof, each holder of record of Series 2000-C Convertible Preferred Stock hereby agrees (subject to relinquishment by Westbrook Real Estate Fund II, L.P. as permitted below) that, in determining whether any holder of Series 2000-C Convertible Preferred Stock has (i) voted to remove or elect any director of the Corporation under Section 3 or Section 9,
(ii) approved any action by the Corporation under Section 3, (iii) elected the Change of Control Preference or the Liquidation Preference, as the case may be, or shares of Common Stock in lieu of either thereof under Section 4, (iv) elected to cause the conversion of such holder's Series 2000-C Convertible Preferred Stock into Common Stock or other assets under Section 5, (v) elected to cause the redemption of such holder's Series 2000-C Convertible Preferred Stock under Section 9 or (vi) received any notice of the Corporation required or permitted herein, Westbrook Real Estate Fund II, L.P., shall have the right to grant or deny such approvals, make or decline any such elections or receive any such notices with regard to all shares of the Series 2000-C Convertible Preferred Stock held of record by such holder, and a notice received by Westbrook Real Estate Fund II, L.P., and a document executed by Westbrook Real Estate Fund II, L.P., calling a meeting of shareholders, exercising the right to take action by written consent without a meeting, exercising voting rights either together with holders of shares of Common Stock or separately as a class, including without limitation the granting or denying of approval to any action by the Corporation, or electing or removing any director, or electing or declining to the Corporation to effect the conversion as to any shares of Series 2000-C Convertible Preferred Stock, or electing or declining to the Corporation to effect the redemption as to any shares of Series 2000-C Convertible Preferred Stock, shall determine the matter for such holders as Westbrook Real Estate Fund II, L.P. may indicate. Upon written notice by Westbrook Real Estate Fund II, L.P. to the Corporation, Westbrook Real Estate Fund II, L.P. may relinquish such rights and powers over any or all shares of Series 2000-C Convertible Preferred Stock. The foregoing may, but need not, be evidenced by execution by each holder of Series 2000-C Convertible Preferred Stock, other than Westbrook Burnham Holdings, L.L.C., and Westbrook Burnham Co-Holdings, L.L.C., of a proxy in favor of Westbrook Real Estate Fund II, L.P.

         Section 11. CERTAIN DISTRIBUTIONS.

         In determining whether a distribution that is required to be made in order for the Corporation to maintain its status as a REIT (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series 2000-C Convertible Preferred Stock shall not be added to the Corporation's total liabilities; provided, that to the extent that any such distribution exceeds the amount that would be permitted if such amounts were added to the Corporation's total liabilities, then such excess shall be distributed solely to the holders of the Series 2000-C Convertible Preferred Stock and, provided further, to the extent that any distributions to such holders exceed the amounts otherwise due and payable hereunder, then the amount of such excess (per share) shall be applied in reduction of the Stated Value of each share of Series 2000-C Convertible Preferred Stock in respect of which such distribution is paid.

         Section 12. SEVERABILITY OF PROVISIONS.

                  Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

         Section 13. IRREVOCABILITY OF EXEMPTION FROM LIMITS.

                  The Board of Directors shall not amend, alter or repeal the exemption from the Ownership Limits of Section 7.2.1 of the Charter granted to prospective holders of the Series 2000-C Convertible Preferred Stock on August 27, 2000 to the detriment of such a holder without the consent of such a holder ("holder" herein including any affiliated successor of the persons named in such resolutions).

         Section 14. TRANSACTIONS WITH AFFILIATES.

                  While any shares of the Series 2000-C Convertible Preferred Stock are outstanding, the Corporation will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (including without limitation any Affiliate of a Director of the Corporation) without the approval of the holders of not less than a majority of the outstanding shares of the Series 2000-C Convertible Preferred Stock, except transactions that the Board determines in good faith are at prices and on terms and conditions not less favorable to the Corporation than could be obtained on an arm's-length basis from unrelated third parties. For purposes of this Section 14, "AFFILIATE" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise ("CONTROLLING" and "CONTROLLED" have meanings correlative thereto) and "PERSON" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

         Section 15. MANDATORY REDEMPTION.

                 (a) Notwithstanding anything to the contrary contained in these Articles Supplementary, the Corporation shall have the right, subject to the right of the holders of Series 2000-C Convertible Preferred Stock to exercise their conversion right pursuant to Section 5 at any time prior to the Mandatory Redemption Date (as defined below), at any time, to redeem all of the shares of Series 2000-C Convertible Preferred Stock at a redemption price per share (the "MANDATORY REDEMPTION PRICE") equal to the Change of Control Preference for such shares calculated as of the Mandatory Redemption Date (as defined below) less any amounts previously distributed in respect of a Change of Control Preference or Liquidation Preference for such shares that have been applied to the Outstanding Dividend Premium of such shares.

                 (b) In order to exercise its right to redeem the Series 2000-C Convertible Preferred Stock, the Corporation must deliver a notice of redemption to each holder of Series 2000-C Convertible Preferred Stock. If a notice of redemption is given with regard to shares of Series 2000-C Convertible Preferred Stock pursuant to this paragraph (b), promptly (but in no event less than three Business Days nor more than five Business Days) after the request for redemption is given to each holder of Series 2000-C Convertible Preferred Stock, the Corporation will pay each holder of Series 2000-C Convertible Preferred Stock in cash an amount equal to the Mandatory Redemption Price with respect to such holder's shares of Series 2000-C Convertible Preferred Stock multiplied by the number of such holder's Series 2000-C Convertible Preferred Stock. The date of such payment is referred to herein as the "MANDATORY REDEMPTION DATE."

                 (c) (i) Upon payment by the Corporation of the amounts specified in paragraph (b) above to each holder of Series 2000-C Convertible Preferred Stock, dividends will cease to accrue with regard to shares of Series 2000-C Convertible Preferred Stock, and, upon such payment, the holders of such shares will cease to be stockholders with respect to such shares, will have no interest in or claims against the


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                                                                             27

Corporation by virtue of such shares (other than as described in clause (ii) below), will have no voting or other rights with respect to such shares and such shares will be deemed to be canceled.

                 (ii) The dividend with respect to a share of Series 2000-C Convertible Preferred Stock which is the subject of a notice of redemption delivered pursuant to paragraph (b) above on a day which falls between the close of business on a dividend payment Record Date and the opening of business on the corresponding Dividend Payment Date will be payable on the Dividend Payment Date to the holder of record of the share of Series 2000-C Convertible Preferred Stock on the dividend payment Record Date notwithstanding the redemption of the share of Series 2000-C Convertible Preferred Stock after the dividend payment Record Date and prior to the Dividend Payment Date.

                 (d) The Mandatory Redemption Price in respect of each share of Series 2000-C Preferred Stock redeemed shall be due on the Mandatory Redemption Date. Notwithstanding anything to the contrary set forth herein, if the Corporation fails to deliver the Mandatory Redemption Price in respect of each share of Series 2000-C Preferred Stock to the applicable holder of such share on or before such date, the holders of the Series 2000-C Convertible Preferred Stock shall continue to own their shares of the Series 2000-C Convertible Preferred Stock and shall be entitled to the preferences, voting powers, redemption, conversion and other rights, dividends and distributions set forth herein as if the Corporation had not exercised its right to redeem the Series 2000-C Convertible Preferred Stock pursuant to this Section 15.

         SECOND: The Series 2000-C Convertible Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

         THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

         FOURTH: The undersigned acknowledges these Articles Supplementary to be the act of the Corporation and states as to all manners and facts required to be verified under the oath that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and such statement is made under penalties for perjury.


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                                                                             28

                  IN WITNESS WHEREOF, these Articles Supplementary are executed on behalf of the Corporation by its President and attested by its Secretary this th day of August 31, 2000.

                                       BURNHAM PACIFIC PROPERTIES, INC.

                                       By:      /S/ SCOTT C. VERGES
                                                ___________________
                                                Scott C. Verges
                                                President

[SEAL]

Attest:

/S/ PENNY M. EVANS
_______________________
Name: Penny M. Evans
Title:   Assistant Secretary